Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“License”), entered into this 29th day of September, 2006, by and between LEGENT CLEARING LLC, a Delaware limited liability company (hereinafter “Licensor”), and UNITED WESTERN BANCORP, INC., a Colorado corporation (hereinafter referred to collectively as “Licensee”).

1. License. Licensor grants to Licensee, and Licensee accepts a limited term, non-transferable, non-exclusive license to use the property located on Exhibit “A” attached hereto on the terms and conditions set forth in this License (hereinafter “the Property”). Licensor warrants that it has the right to grant the license pursuant to this License and that it has obtained any and all necessary permissions from third parties to grant the license. Licensor shall indemnify and hold Licensee harmless for any losses, claims, damages, awards, penalties, or injuries incurred, including reasonable attorney's fees, which arise from any claim by any third party of an alleged infringement of a property right arising out of the use of the license by the Licensee in accordance with the terms of this License. This indemnity shall survive the termination of this agreement.

2. Term. This License shall be for an initial term of seven (7) months (“Initial Term”), commencing on the date hereof. Provided that Licensee shall not be in default under this License, Licensee shall have the right, subject to payment of the Monthly Payment (as defined below), to renew the License on a month to month basis (“Subsequent Term”), and the License shall be terminable on thirty (30) days notice given at any time by either party. All other provisions of this License except those pertaining to the term shall apply to the Subsequent Term.

3. Compensation. Licensee agrees to pay Licensor for the non-exclusive right to use the Property during Initial Term of this License the sum of Twenty One Thousand and No/100 Dollars ($21,000.00), which shall be payable in monthly installments on the first day of each month in the amount of Three Thousand and No/100 Dollars ($3,000.00) (the “Monthly Payment”). During the Subsequent Term, Licensee shall pay the Three Thousand and No/100 Dollar ($3,000.00) Monthly Payment on the first day of each month.

4. Use. The Licensee shall have the non-exclusive right to use of the Property solely for a business continuity site and for disaster planning site purposes for no more than fifty (50) employees and for no other purpose, without Licensor’s written consent. To the extent the Property is already in use by Licensor or Licensor requires the use of the Property subsequent to commencement of Licensee’s use, Licensor’s use of the Property shall take priority over Licensee’s use of the Property. Further, in the event Licensee is using the Property, Licensor shall be entitled to exclusive use of the Property 24 hours after notice is given, whether by telephone, facsimile or by mail or overnight carrier, from Licensor to Licensee, and Licensee shall remove Licensee’s staff and restore the Property to its previous condition prior to Licensee’s use within 24 hours after notice.

5. Payments. All payments under this License shall be made in current U.S. funds to Licensor at 9300 Underwood Ave. Suite 400, Omaha, NE 68114, or at such other place and to such other person as Licensor may from time to time designate in writing.

6. Assignment; Subletting. Licensee shall not assign this License, nor sublicense any rights to the Property or any part thereof, nor shall it use the same for any other purpose than set forth in Paragraph 4 above without the express written consent of Licensor.

7. Risk of Loss of Personalty. All personal property of Licensee placed or located upon the Property shall be at the risk of Licensee or the owners thereof, and Licensor shall not be liable for any damage to such personal property of Licensee or to Licensee arising from any act, omission to act, or negligence of any other person, firm or corporation. Licensor agrees to keep any and all Licensee information, including but not limited to Licensee customer information, that Licensor may have access to confidential.

8. Indemnity; Insurance. Licensee covenants and agrees to indemnify and save Licensor harmless from and against all liabilities, claims, actions or causes of action for damages or injuries to property and/or for any personal injury or loss of life in or about the Property or common areas, arising for any reason whatsoever during the term of this License, caused in whole or in part by Licensee, its employees, agents and invitees. Licensee covenants to provide on or before commencement of this License, and to keep in force during its term, a comprehensive liability policy of insurance against any liability of Licensee, its employees, agents and invitees, occasioned by accident or neglect, naming Licensor as an additional insured. Such policy shall be written by a good and solvent insurance company acceptable to Licensor, with coverage of not less than One Million and No/100 Dollars ($1,000,000.00) combined or aggregate single limit for personal injury, death or property damage per occurrence. Licensee shall be liable to Licensor for any and all costs and attorneys’ fees incurred or expended by Licensor in defending any claims for which Licensee may be liable under this indemnity, including those incurred in enforcing this paragraph.

Licensor covenants and agrees to indemnify and save Licensee harmless from and against all liabilities, claims, actions or causes of action for damages or injuries to property and/or for any personal injury or loss of life in or about the Property or common areas, arising for any reason whatsoever during the term of this License, caused in whole or in part by Licensor, its employees, agents and invitees. Licensor covenants to provide on or before commencement of this License, and to keep in force during its term, a comprehensive liability policy of insurance against any liability of Licensor, its employees, agents and invitees, occasioned by accident or neglect, naming Licensee as an additional insured. Such policy shall be written by a good and solvent insurance company acceptable to Licensee, with coverage of not less than One Million and No/100 Dollars ($1,000,000.00) combined or aggregate single limit for personal injury, death or property damage per occurrence. Licensor shall be liable to Licensee for any and all costs and attorneys’ fees incurred or expended by Licensee in defending any claims for which Licensor may be liable under this indemnity, including those incurred in enforcing this paragraph.

9. Compliance With Governmental Ordinances. Licensor and Licensee shall comply with all statutes, ordinances, rules, orders and regulations of all federal, state and local governmental agencies having jurisdiction over the Property.

10. Damage or Destruction of Property. If any buildings, structures or other improvements containing the Property (the “Improvements”) shall be destroyed by fire or the elements during the term of this License or damaged thereby to such an extent as to render the Property unfit for use by Licensee, either party may give notice to the other party within fifteen (15) days from the date of such destruction or damage and this License shall thereupon terminate as of the date of such destruction or damage, and the Monthly Payments shall be adjusted and paid to such date. Provided, however, nothing herein contained shall obligate Licensor to expend for repairs or rebuilding after such damage or destruction, and if Licensor elects not to repair or rebuild as necessary, either party may terminate this License as provided above.

11. Default; Notice. The prompt payment of all sums due hereunder, and the faithful observance of the provisions of this License, are conditions of this License and any failure on the part of Licensee to comply with the terms of this License shall, at the option of Licensor, constitute a default under this License. In the event of such a default (exclusive of the payment of any monies due hereunder which shall constitute a default if not paid within ten (10) days after due, without notice), Licensor shall give Licensee written notice of such default and Licensee shall have ten (10) days within which to cure such default. Upon the failure of Licensee to do so, Licensor, its agents or attorneys, may exercise all rights permitted under Colorado law, including without limitation, the right to enter the Property and remove all persons therefrom, and the exercise of any right shall be without waiver of its right to pursue any other legal remedy. In addition to such rights and remedies, Licensor shall have the right to accelerate the payment of all amounts due hereunder and upon the exercise of such right by the Licensor, all such payments shall become immediately due and payable.

All notices shall be given, if to Licensee, at such address as may be designated by the Licensee, and if to Licensor, at the address for payment of rent, and shall be sufficient if hand-delivered or sent by U.S. Postal Service, certified, return receipt requested.

12. Surrender of Site. Upon the expiration, revocation, termination, or default under this License, Licensee shall, at no expense to the Licensor, release and surrender the Property to the Licensor. In the event Licensee fails to remove any or all improvements and/or personal property placed on or about the Property after reasonable notice by the Licensor, License’s improvements and/or personal property will be considered abandoned.

13. Maintenance. Licensee accepts the Property in the condition at the beginning of this License and agrees to maintain the interior of the Improvements (except for reasonable wear and tear arising from normal use thereof) during Licensee’s use of the Property, and to repair or pay for any damages upon demand of Licensor, whether caused by any act or neglect of Licensee or any person other than Licensor during Licensee’s use of the Property.

14. Alterations. Licensee shall make no alterations to the Property or the Improvements without Licensor’s written approval.

15. Liens. Licensee shall indemnify and hold Licensor harmless from any and all liens, claim or lien or other encumbrances against Licensee sought to be enforced against the Property, of any kind or nature whatsoever including statutory mechanic’s liens (other than as may be created by Licensor), including costs and attorneys’ fees incurred by or arising out of such claims, and in the event that any such claim is made against the Property, it shall constitute a default hereunder if such claim is not discharged or transferred to other security within ten (10) days.

16. Time of the Essence. Time is of the essence in this License and the performance of its terms and conditions.

17. Licensee’s Personalty. All moveable fixtures and equipment placed upon the Property by Licensee shall remain the property of Licensee, and may be removed by Licensee upon termination of this License, provided Licensee has fulfilled its covenants under this License, and provided Licensee restores any portion of the Property to which such property was attached to its original condition.

18. Subordination. Licensee acknowledges that this License shall be subordinate to all existing and future mortgages, and Licensee shall execute all documents requested by Licensor or any Mortgagee to confirm such subordination.

19. Attorneys’ Fees. Should it be necessary for either party to employ an attorney to enforce any of the terms of this License, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs in addition to its other damages.

20. Governing Law. This License shall be interpreted and construed in accordance with the laws of the State of Colorado. The parties agree to submit to jurisdiction and venue in the state and federal courts located in Denver, Colorado for any dispute which may arise under this Agreement.

IN WITNESS WHEREOF, the parties hereto executed this License effective as of the day and year first set forth above.

LICENSOR:

LEGENT CLEARING LLC

By:	/s/ Jeffrey N. Sime
Jeffrey N. Sime, President

LICENSEE:

UNITED WESTERN BANCORP, INC.,

By:	/s/ Theodore J. Abariotes
Print Name:	Theodore J. Abariotes
Print Title:	Senior Vice President